LOAN NUMBER	LOAN NAME	ACCT. NUMBER	AGREEMENT DATE	INITIALS
CL522040275-1	WidePoint Corporation		01/02/08
NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$5,000,000.00	Wall Street Journal Prime plus 0.250%	7.5%	04/30/09	Commercial
Creditor Use Only

COMMERCIAL LOAN AGREEMENT
Accounts Receivable and/or Inventory Financing

DATE AND PARTIES. The date of this Commercial Loan Agreement (Agreement) is January 2, 2008. The parties and their addresses are as follows:

LENDER:

CARDINAL BANK 8270 Greensboro Drive Suite 500 McLean, Virginia 22102

BORROWER:

WIDEPOINT CORPORATION a Delaware Corporation One Lincoln Centre 18W140 Butterfield Road, Suite 1100 Oakbrook Terrace, Illinois 60181

WIDEPOINT IL, INC. an Illinois Corporation One Lincoln Centre 18W140 Butterfield Road, Suite 1100 Oakbrook Terrace, Illinois 60181

WP NBIL, INC. an Illinois Corporation One Lincoln Centre 18W140 Butterfield Road, Suite 1100 Oakbrook Terrace, Illinois 60181

CHESAPEAKE GOVERNMENT TECHNOLOGIES, INC. a Delaware Corporation One Lincoln Centre 18W140 Butterfield Road, Suite 1100 Oakbrook Terrace, Illinois 60181

OPERATIONAL RESEARCH CONSULTANTS, INC. a Virginia Corporation 11250 Waples Mills, South Tower Suite 250 Fairfax, Virginia 22030

ISYS, LLC a Virginia Limited Liability Company One Lincoln Center 18W140 Butterfield Road, Suite 1100 Oakbrook Terrace, Illinois 60181

1.        DEFINITIONS. For the purposes of this Agreement, the following terms have the following meanings.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 1

A. Accounting Terms. In this Agreement, any accounting terms that are not specifically defined will have their customary meanings under generally accepted accounting principles.

B. Insiders. Insiders include those defined as insiders by the United States Bankruptcy Code, as amended; or to the extent left undefined, include without limitation any officer, employee, stockholder or member, director, partner, or any immediate family member of any of the foregoing, or any person or entity which, directly or indirectly, controls, is controlled by or is under common control with me.

C. Loan. The Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.

D. Pronouns. The pronouns “I”, “me” and “my” refer to every Borrower signing this Agreement, individually or together, and their heirs, successors and assigns. “You” and “your” refers to the Loan’s lender, any participants or syndicators, or any person or company that acquires an interest in the Loan and their successors and assigns.

E. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

F. Asset-Based Financing Definitions. For the purposes of this Agreement, the following terms will have the following meanings.

(1) Account Debtors. Account Debtors are persons who are obligated on the Accounts Receivable.

(2) Account Guarantors. Account Guarantors are persons who have guarantied certain Accounts Receivable.

(3) Accounts Receivable. Accounts Receivable will include all of the following.

(a) Accounts and Other Rights to Payment. All rights I have now or in the future to payments including, but not limited to, payment for goods and other property sold or leased or for services rendered, whether or not I have earned such payment by performance. This includes any rights and interests (including all guaranties, standby letters of credit, liens and security interests) which I may have by law or agreement against any Account Debtor.

(b) General Intangibles. All general intangibles including, but not limited to, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, and the right to use my name.

(c) Proceeds. All proceeds from the disposition or collection of Accounts Receivable.

(4) Eligible Accounts Receivable. Eligible Accounts Receivable include all of my Accounts Receivable that are and continue to be acceptable to you in all respects. Criteria for eligibility may be revised by you at any time. Eligible Accounts Receivable exclude all of the following Accounts Receivable: the entire balance of any Accounts Receivable that has been due and owing for more than 90 days from the invoice dates; all of the remaining Accounts Receivable owed by an Account Debtor when this Account Debtor is overdue on one account; and those which you in your sole discretion disqualify as an Eligible Account. Except in such case where Accounts Receivable are disqualified in relation to payments not received within 90 days of the invoice date, Lender shall provide written notification to Borrower prior to revising the criteria for eligibility, or prior to otherwise disqualifying Accounts Receivable.

(5) Inventory. Inventory includes all inventory which I hold for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in my business.

(6) Eligible Inventory. Eligible Inventory includes all of my Inventory that is and continues to be acceptable to you in all respects. Criteria for eligibility may be revised by you at any time. Eligible Inventory excludes all Inventory that I do not own or that is subject to a competing claim, lien or encumbrance or that which you in your sole discretion disqualify as Eligible Inventory.

(7) Value of Eligible Inventory. The Value of Eligible Inventory is the lower of the Eligible Inventory’s cost or fair market value as determined by consistently applied generally accepted accounting principles under the and any additional written valuation guidelines you provide me.

(8) Overadvance. An Overadvance is made when advances exceed the maximum outstanding Principal balance.

2. ADVANCES. Advances under this Agreement are made according to the following terms and conditions.

A. Asset Based Financing — Revolving Draw. In accordance with the terms of this Agreement and other Loan documents, you will provide me with a revolving draw note and the maximum outstanding principal balance will be the lesser of $5,000,000.00 (Principal) or the Borrowing Base. The Borrowing Base is the sum of the following amounts.

(1) 80 percent of Eligible Accounts Receivable.

(2) 0.00 percent of the Value of Eligible Inventory, not to exceed $0.00.

As long as I owe any amounts to you under the Loan, I will calculate this Borrowing Base as of the close of my business day at the end of each month, and within 10 busines days, and I will provide you with a Borrowing Base Certificate containing an assignment of any Accounts Receivable and Inventory. The Borrowing Base Certificate will be in form and substance acceptable to you, will contain my Borrowing Base calculation and will be certified and signed by me or my officer. My calculation of my Borrowing Base is subject to your confirmation or redetermination. Your calculation of the Borrowing Base will be the final determination when your calculation of the Borrowing Base ratio differs from mine.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 2

B. Requests for Advances. My requests are a warranty that I am in compliance with all the Loan documents. When required by you for a particular method of advance, my requests for an advance must specify the requested amount and the date and be accompanied with any agreements, documents, and instruments that you require for the Loan. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to me. All advances will be made in United States dollars. I will indemnify you and hold you harmless for your reliance on any request for advances that you reasonably believe to be genuine. To the extent permitted by law, I will indemnify you and hold you harmless when the person making any request represents that I authorized this person to request an advance even when this person is unauthorized or this person’s signature is not genuine.

I or anyone I authorize to act on my behalf may request advances by the following methods.

(1) I make a request in person.

(2) I make a request by phone.

(3) I make a request by mail.

(4) I make a request by fax. or otherwise designate in writing circumstances for which advances will be made.

C. Advance Limitations. In addition to any other Loan conditions, requests for, and access to, advances are subject to the following limitations.

(1) Discretionary Advances. You will make all Loan advances at your sole discretion.

(2) Advance Amount. Subject to the terms and conditions contained in this Agreement, advances will be made in exactly the amount I request.

(3) Disbursement of Advances. On my fulfillment of this Agreement’s terms and conditions, you will disburse the advance in any manner as you and I agree.

(4) Credit Limit. I understand that you will not ordinarily grant a request for an advance that would cause the unpaid principal of my Loan to be greater than the Principal limit. You may, at your option, grant such a request without obligating yourselves to do so in the future.

(5) Records. Your records will be conclusive evidence as to the amount of advances, the Loan’s unpaid principal balances and the accrued interest.

(6) Repayment Of Overadvances. I will pay any Overadvances in addition to my regularly scheduled payments. I will repay any Overadvance by repaying you in full within one day after the Overadvance occurs, except I may repay an Overadvance of $100.00 or less within 3 days if the outstanding Principal balance, including the excess, does not exceed the liquidation value of Accounts Receivable and Inventory and the Overadvance resulted from you declaring ineligible previously Eligible Accounts Receivable and Inventory. Otherwise, I will repay any Overadvance by making periodic payments to you as you request.

D. Conditions. I will satisfy all of the following conditions before you either issue any promissory notes or make any advances under this Agreement.

(1) No Default. There has not been a default under this Agreement or other Loan documents nor would a default result from making the Loan or any advance.

(2) Information. You have received all documents, information, certifications and warranties as you may require, all properly executed, if appropriate, on forms acceptable to you. This includes, but is not limited to, the documents and other items listed in the Loan Checklist Report which is hereby incorporated by reference into this Agreement.

(3) Inspections. You have made all inspections that you consider necessary and are satisfied with this inspection.

(4) Conditions and Covenants. I will have performed and complied with all conditions required for an advance and all covenants in this Agreement and any other Loan documents.

(5) Warranties and Representations. The warranties and representations contained in this Agreement are true and correct at the time of making the requested advance.

(6) Financial Statements. My most recent financial statements, Inventory or Accounts Receivable schedules and other financial reports, delivered to you, are current, complete, true and accurate in all material respects and fairly represent my financial condition.

(7) Bankruptcy Proceedings. No proceeding under the United States Bankruptcy Code has been commenced by or against me or any of my affiliates.

3. DEMAND. I will repay the Loan by April 30, 2009, which is the current maturity date of the Loan, subject to any renewal or extension of this maturity by the Lender.

4. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Loan is in effect, except when this Agreement provides otherwise.

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 3

B. Authority. The execution, delivery and performance of this Loan and the obligation evidenced by the Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C. Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

D. Loan Purpose. This Loan is for Commercial purposes.

E. No Other Liens. I own or lease all property that I need to conduct my business and activities. I have good and marketable title to all property that I own or lease. All of my Property is free and clear of all liens, security interests, encumbrances and other adverse claims and interests, except those to you or those you consent to in writing.

F. Compliance With Laws. I am not violating any laws, regulations, rules, orders, judgments or decrees applicable to me or my property, except for those which I am challenging in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its challenge should I lose.

5. FINANCIAL STATEMENTS. I will prepare and maintain my financial records using consistently applied generally accepted accounting principles then in effect. I will provide you with financial information in a form that you accept and under the following terms.

A. Certification. I represent and warrant that any financial statements that I provide you fairly represents my financial condition for the stated periods, is current, complete, true and accurate in all material respects, includes all of my direct or contingent liabilities and there has been no material adverse change in my financial condition, operations or business since the date the financial information was prepared.

B. Frequency. Annually, I will provide to you my financial statements, tax returns, annual internal audit reports or those prepared by independent accountants as soon as available or at least within 120 days after the close of each of my fiscal years. Any annual financial statements that I provide you will be audited statements.

(1) Interim Financial Reports. Each fiscal quarter, I will provide to you my financial statements, internal audit reports or those prepared by independent accountants, tax reports, statements of cash flow, budgets and forecasts, certificates and schedules of Property as soon as available or at least within 60 days after the close of this business period. Any interim financial statements that I provide you will be certified for the purposes of 10Q financial reporting.

(2) Inventory Schedule. Each month (reporting period), I will provide you with an Inventory schedule within 20 days after the end of this reporting period or with the frequency and promptness you otherwise request. The Inventory schedule will list the cost and wholesale value of all Inventory and all Eligible Inventory. The Inventory schedule will also identify whether a bailee has possession of the Inventory and whether the Inventory is represented by a warehouse receipt, bill of lading or similar documents or instruments. The Inventory schedule will identify the Accounts Receivable, contracts, collections and property relating to the Inventory.

(3) Accounts Receivable Schedule. Each month (reporting period), I will provide you with an Accounts Receivable schedule within 10 days after the end of this reporting period or with the frequency and promptness you otherwise request. The Accounts Receivable schedule will assign the Accounts Receivable to you and will list the Account Debtor’s name, address, phone number and amounts and dates due, documents and instruments evidencing and creating the account and aged reports of the Accounts Receivable. At your request, I will also include copies of customers’ invoices, evidence of shipment or delivery and any other information that you request.

C. Requested Information. I will provide you with any other information about my operations, financial affairs and condition within 30 days after your request.

6. COVENANTS. Until the Loan and all related debts, liabilities and obligations are paid and discharged, I will comply with the following terms, unless you waive compliance in writing.

A. Participation. I consent to you participating or syndicating the Loan and sharing any information that you decide is necessary about me and the Loan with the other participants or syndicators.

B. Inspection. Upon reasonable notice, I will permit you or your agents to enter any of my premises and any location where my Property is located during regular business hours to do the following.

(1) You may inspect, audit, check, review and obtain copies from my books, records, journals, orders, receipts, and any correspondence and other business related data.

(2) You may discuss my affairs, finances and business with any one who provides you with evidence that they are a creditor of mine, the sufficiency of which will be subject to your sole discretion.

(3) You may inspect my Property, audit for the use and disposition of the Property’s proceeds and proceeds of proceeds; or do whatever you decide is necessary to preserve and protect the Property and your interest in the Property.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 4

After prior notice to me, you may discuss my financial condition and business operations with my independent accountants, if any, or my chief financial officer and I may be present during these discussions. As long as the Loan is outstanding, I will direct all of my accountants and auditors to permit you to examine my records in their possession and to make copies of these records. You will use your best efforts to maintain the confidentiality of the information you or your agents obtain, except you may provide your regulator, if any, with required information about my financial condition, operation and business or that of my parent, subsidiaries or affiliates.

C. Business Requirements. I will preserve and maintain my present existence and good standing in the jurisdiction where I am organized and all of my rights, privileges and franchises. I will do all that is needed or required to continue my business or activities as presently conducted, by obtaining licenses, permits and bonds everywhere I engage in business or activities or own, lease or locate my property. I will obtain your prior written consent before I cease my business or before I engage in any new line of business that is materially different from my present business.

D. Compliance with Laws. I will not violate any laws, regulations, rules, orders, judgments or decrees applicable to me or my Property, except for those which I challenge in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its appeal should I lose. Laws include without limitation the Federal Fair Labor Standards Act requirements for producing goods, the federal Employee Retirement Income Security Act of 1974‘s requirements for the establishment, funding and management of qualified deferred compensation plans for employees, health and safety laws, environmental laws, tax laws, licensing and permit laws. On your request, I will provide you with written evidence that I have fully and timely paid my taxes, assessments and other governmental charges levied or imposed on me, my income or profits and my property. Taxes include without limitation sales taxes, use taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes, withholding taxes, FICA taxes and unemployment taxes. I will adequately provide for the payment of these taxes, assessments and other charges that have accrued but are not yet due and payable.

E. New Organizations. I will obtain your written consent and any necessary changes to the Loan documents before I organize or participate in the organization of any entity, merge into or consolidate with any one, permit any one else to merge into me, acquire all or substantially all of the assets of any one else or otherwise materially change my legal structure, management, ownership or financial condition.

F. Other Liabilities. I will not incur, assume or permit any debt evidenced by notes, bonds or similar obligations, except in the following allowable circumstances: debt in existence on the date of this Agreement and fully disclosed to you; debt subordinated in payment to you on conditions and terms acceptable to you; accounts payable incurred in the ordinary course of my business and paid under customary trade terms or contested in good faith with reserves satisfactory to you, and any other debt so requested by the Borrower for which written approval is provided in advance by the Lender.

G. Notice to You. I will promptly notify you of any material change in my financial condition, of the occurrence of a default under the terms of this Agreement, or a default by me under any agreement between me and any third party which materially and adversely affects my property, operations, financial condition or business.

H. Dispose of No Assets. Without your prior written consent or as the Loan documents permit, I will not sell, lease, assign, transfer, dispose of or otherwise distribute all or substantially all of my assets to any person other than in the ordinary course of business for the assets’ depreciated book value or more.

I. Insurance. I will obtain and maintain insurance with insurers, in amounts and coverages that are acceptable to you and customary with industry practice. This may include without limitation insurance policies for public liability, fire, hazard and extended risk, workers compensation, and, at your request, business interruption and/or rent loss insurance. At your request, I will deliver to you certified copies of all of these insurance policies, binders or certificates. I will obtain and maintain a mortgagee or loss payee endorsement for you when these endorsements are available. I will immediately notify you of cancellation or termination of insurance. I will require all insurance policies to provide you with at least 10 days prior written notice to you of cancellation or modification. I consent to you using or disclosing information relative to any contract of insurance required by the Loan for the purpose of replacing this insurance. I also authorize my insurer and you to exchange all relevant information related to any contract of insurance required by any document executed as part of this Loan.

J. Property Maintenance. I will keep all tangible and intangible property that I consider necessary or useful in my business in good working condition by making all needed repairs, replacements and improvements and by making all rental, lease or other payments due on this property.

K. Property Loss. I will immediately notify you, and the insurance company when appropriate, of any material casualty, loss or depreciation to the Property or to my other property that affects my business.

L. Minimum Current Ratio. I will maintain at all times a ratio of current assets to current liabilities, determined under consistently applied generally accepted accounting principles, of 1.0:1 or more.

M. Additional Covenants. The following additional terms are incorporated herein.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 5

BORROWING BASE (ADVANCES) and DIRECT ASSIGNMENT OF CONTRACTS. The sum of the Borrowing Base defined herein in the section entitled “2.ADVANCES” is amended to include the following: “(3) 90 percent of those Eligible Accounts Receivable related to payments due under contracts with the Unites States Government for which the Borrower is the primary contractor, provided such contracts have been assigned, as such may be assignable, to the Lender in full compliance with the Assignment of Claims Act or 1940, as amended (31 U.S.C. 3727, 41 U.S.C. Section 15)” and “(4) Borrowing Base to be reduced by the outstanding principal balance owed under that certain Promissory Note from Borrower to Lender in the principal amount of $2,000,000.00 dated January 2, 2008.” It is further noted that the component of the Borrowing Base described under item “(1)”includes all Eligible Accounts Receivable note included under item “(3)".

MINIMUM TANGIBLE NET WORTH. Borrower will maintain a tangible net worth, determined under consistently applied generally accepted accounting principles, according to the following schedule: (a) tangible net worth of $750,000.00 or more as measured immediately upon the Prior Borrower’s (“Prior Borrower” being WidePoint Corporation, Widepoint IL, Inc., WP NBIL, Inc., Chesapeake Government Technologies, Inc., and Operational Research Consultants, Inc.) acquisition of iSYS, LLC.; (b) tangible net worth of $1,500,000.00 or more as measured at the fiscal period ending June 30, 2008; (c) tangible net worth of $3,000,000.00 or more as measured at the fiscal period ending December 31, 2008. Tangible net worth is the amount that total assets exceed total liabilities. For determining tangible net worth, total assets will exclude all intangible assets, including without limitation, goodwill, patents, trademarks, trade names, copyrights, and franchises, and will also exclude all Accounts Receivable owed by Insiders, that do not provide for a repayment schedule. For determining tangible net worth, total liabilities shall exclude obligations to Insiders which have been subordinated to Lender’s indebtedness.

DEBT SERVICE COVERAGE RATIO. Borrower will maintain a debt service coverage ratio, determined under consistently applied generally accepted accounting principles, according to the following schedule: (a) a debt service coverage ratio of 1.50:1 or more as measured at the fiscal period ending June 30, 2008; (b) a debt service coverage ratio of 2.00:1 or more as measured at the fiscal period ending December 31, 2008. For the purposes of this agreement, debt service coverage is defined as the ratio of earnings before interest, taxes, depreciation, amortization, and “123R”-related expenses (“EBITDA”) to principal and interest payments on debt. For the purposes of this calculation, the debt shall exclude Borrower debt which has been subordinated to the Lender’s debt.

EBITDA. Borrower will maintain a minimum level of earnings before interest, taxes, depreciation, amortization, and “123R”-related expenses (“EBITDA”), determined under consistently applied generally accepted accounting principles, of $300,000.00 as measured for the quarter ending December 31, 2007.

RATIO OF FUNDED DEBT TO EBITDA. Borrower will maintain a maximum ratio of funded debt to EBITDA (as defined above), determined under consistently applied generally accepted accounting principles, according to the following schedule: (a) a maximum ratio of 4.0:1 as measured at the six month period ending June 30, 2008; (b) a maximum ratio of 3.0:1 as measured at the fiscal year ending December 31, 2008. For the purposes of this calculation, funded debt shall be defined as all balances due under short-term debt, long-term debt, and including subordinated debt.

7. DEFAULT. I understand that you may demand payment anytime at your discretion. However, it is understood that Lender will not exercise any of its allowed remedies without first: (a) providing written notification to Borrower of the event of default, and (b) observing any response period that it allows for in said notification. For example, you may demand payment in full if any of the following occur:

A. Payments. I fail to make a payment in full when due.

B. Insolvency or Bankruptcy. I make an assignment for the benefit of creditors or become insolvent, either because my liabilities exceed my assets or I am unable to pay my debts as they become due; or I petition for protection under federal, state or local bankruptcy, insolvency or debtor relief laws, or am the subject of a petition or action under such laws and fail to have the petition or action dismissed within a reasonable period of time not to exceed 60 days.

C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.

E. Other Documents. A default occurs under the terms of any other transaction document.

F. Other Agreements. I am in default on any other debt or agreement I have with you.

G. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H. Judgment. I fail to satisfy or appeal any judgment against me.

I. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J. Name Change. I change my name or assume an additional name without notifying you before making such a change.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 6

K. Property Transfer. I transfer all or a substantial part of my money or property.

L. Property Value. The value of the Property declines or is impaired.

M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

8. REMEDIES. After I default, and after you give any legally required notice and opportunity to cure the default, you may at your option do any one or more of the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of the Loan immediately due.

B. Sources. You may use any and all remedies you have under state or federal law or in any instrument securing the Loan.

C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of the Loan, and accrue interest at the highest post-maturity interest rate.

E. Termination. You may terminate my right to obtain advances and may refuse to make any further extensions of credit.

F. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of the Loan against any right I have to receive money from you. My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. “Any amount due and payable under the terms of the Loan” means the total amount to which you are entitled to demand payment under the terms of the Loan at the time you set-off.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay the Loan, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.

G. Waiver. Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

9. COLLECTION EXPENSES AND ATTORNEYS’ FEES. On or after Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Agreement. Expenses include (unless prohibited by law) reasonable attorneys’ fees, court costs, and other legal expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Loan. All fees and expenses will be secured by the Property I have granted to you, if any. To the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys’ fees you incur to collect this debt as awarded by any court exercising jurisdiction under the Bankruptcy Code.

10. APPLICABLE LAW. This Agreement is governed by the laws of Virginia, the United States of America and to the extent required, by the laws of the jurisdiction where the Property is located. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Virginia, unless otherwise required by law.

11. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay this Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on this Loan, or any number of us together, to collect this Loan. Extending this Loan or new obligations under this Loan, will not affect my duty under this Loan and I will still be obligated to pay this Loan. The duties and benefits of this Loan will bind and benefit the successors and assigns of you and me.

12. AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement is the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

13. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
_____
VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 7

14. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one party will be deemed to be notice to all parties. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

15. SIGNATURES. By signing under seal, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

BORROWER:

WidePoint Corporation
By_________________________________ (Seal)
James T. McCubbin, Vice President
Widepoint IL, Inc.
By_________________________________ (Seal)
James T. McCubbin, Vice President
WP NBIL, Inc.
By_________________________________ (Seal)
James T. McCubbin, Vice President
Chesapeake Government Technologies, Inc.
By_________________________________ (Seal)
James T. McCubbin, Vice President
Operational Research Consultants, Inc.
By_________________________________ (Seal)
James T. McCubbin, Vice President
iSYS, LLC
By_________________________________ (Seal)
James T. McCubbin, Vice President

WidePoint Corporation
Virginia Commercial Loan Agreement		Initials
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VA/4HancockD007252000042660221220707Y	-1996 Bankers Systems, Inc., St. Cloud, MN C	Page 8